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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

ROBERT M. WILSON
(937) 859-5127

                        ROBERDS, INC. ANNOUNCES AGREEMENT
                          TO SETTLE SHAREHOLDERS' SUIT

DAYTON, OH, December 3, 1996 -- Roberds, Inc. (NASDAQ:RBDS) announced today that it has reached an agreement in principle to settle the class-action suit against the Company and certain of its officers, known as In re Roberds Securities Litigation. The settlement is subject to approval by the Court and the execution of definitive documents by the parties. Roberds expects those steps to be completed by December 31, 1996.

The lawsuit arose out of the events following Roberds' February 28, 1994 announcement of its earnings for the fourth quarter and year ended December 31, 1993. Following that announcement, the price of Roberds' stock fell. Shortly after the announcement, four lawsuits were filed in Federal District Court in Dayton. The four suits were eventually consolidated into the single, remaining suit. The class of plaintiffs consists of all persons who purchased Roberds' stock from November 16, 1993 through February 28, 1994, excluding the defendants and all officers and directors of the Company.

In settling the case, neither Roberds nor its officers have admitted any wrongdoing or improper action. Roberds is settling the case in order to terminate the considerable expense incurred in its defense, and to permit its officers to devote their full time and energy to Roberds' business.
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The settlement includes the payment of $1.6 million into an escrow account to be used to satisfy the plaintiffs' legal expenses and claims for damages. Roberds will pay $342,500 of the settlement and the insurance carrier for its officers and directors will pay $1,257,500.

The settlement is subject to approval by the Court, and there can be no assurance that such approval will be obtained. However, assuming such approval is obtained, legal counsel to the plaintiffs' class will be contacting the affected parties to gather information regarding potential claims. Potential claimants should not contact the Company or plaintiffs' counsel at this time. Notices are expected to be sent to the affected parties early in 1997. At this time, it is not known when payments from the escrow fund will be made to the claimants.

Roberds is a leading retailer of home furnishings. Currently it operates 25 large-format stores in four market areas selling name brand furniture, bedding, major appliances, and consumer electronics. There are six stores in the greater Dayton, Ohio area; eight in greater Tampa, Florida; ten in greater Atlanta, Georgia; and one megastore in Cincinnati, Ohio.

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